EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 11, 2011, relating to the consolidated financial statements and financial statement schedule of The Pep Boys — Manny, Moe & Jack and Subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended January 28, 2011.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

August 15, 2011